EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Amalgamated Financial Corp. of our report dated March 9, 2023 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Amalgamated Financial Corp. for the year ended December 31, 2022.

/s/ Crowe LLP
New York, New York
June 30, 2023